Exhibit 3.23

COPY

FILED

DEC 11 2007

JESSE WHITE SECRETARY OF STATE
State of California
Secretary of State
     I, DEBRA BOWEN, Secretary of State of the State of California, hereby certify:
     That the attached transcript of 1 page(s) was prepared by and in this office from the record on file, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of

DEC 01 2007

/s/ Debra Bowen
DEBRA BOWEN Secretary of State

Sec/State Form CE 108 (REV 1/2007)	OSP 06 99733

A0668046

FILED In the Office of the Secretary of State of the State of California

OCT 10 2007
CERTIFICATE OF AMENDMENT OF
ARTICLES OF INCORPORATION
The undersigned certify that:
1.	They are the president and the secretary, respectively, of Fidelity National Tax Service, Inc., a California corporation.

2.	Article I of the Articles of Incorporation of this corporation is amended to read as follows:

The name of this corporation is FIS Tax Services, Inc.

3.	The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4.	The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the Common Stock of the corporation is two hundred thousand (200,000) and the total number of outstanding shares of the Series A Preferred Stock is one hundred sixty thousand (160,000). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.
We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge
Date: September 11, 2007

/s/ Eric D. Swenson
Eric D. Swenson, President

/s/ Todd C. Johnson
Todd C. Johnson, Secretary

A488258

State of California

SECRETARY OF STATE

That the annexed transcript has been compared with the corporate record on file in this office, of which it purports to be a copy, and that same is full, true and correct.

FEB 2 8 1997

THE GREAT SEAL OF THE STATE OF
EUREKA
CALIFORNIA

Bill Jones

Secretary of State

Sec/State Form CE-107 (rev. 11/96)   96 34095

A488258

ENDORSED FILED
In the office of the Secretary of State of the State of California

FEB 26 1997

/s/ Bill Jones

BILL JONES, Secretary of State
CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
     Christopher M. McCreary and M’Liss Jones Kane certify that:
1.	They are the Chief Executive Officer and Secretary, respectively, of CRM, Inc., a California corporation.

2.	Article FIRST of the Articles of Incorporation of this corporation is amended to read as follows:
Article FIRST:	The name of the corporation is FIDELITY NATIONAL TAX SERVICE, INC.
3.	The foregoing Amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 200,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

4.	The foregoing Amendment of Articles of Incorporation has been duly approved by the Board of Directors.
     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: December 18, 1996	/s/ Christopher M. McCreary
Christopher M. McCreary, Chief Executive Officer

/s/ M’Liss Jones Kane
M’Liss Jones Kane, Secretary

A483338

FILED
In the office of the Secretary of State of the State of California

OCT 28 1996

/s/ Bill Jones

BILL JONES, Secretary of State
1257476
CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
Christopher M. McCreary and Alan H. Martin certify that:
     1. They are the president and the secretary, respectively, of CRM, Inc., a California corporation.
     2. Article FOURTH of the articles of Incorporation of this corporation is amended to read as follows:
     “FOURTH: This corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock which this corporation is authorized to issue is Three Hundred Thousand (300,000), and the total number of shares of Preferred Stock which this corporation is authorized to issue is One Hundred Sixty Thousand (160,000), all of which shares are designated “Series A Preferred Stock”.
     The relative rights, preferences, privileges and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:
          1. Dividends. The holders of the Series A Preferred Stock shall be entitled when and as declared by the board of directors of the corporation, out of funds legally available therefore, dividends payable in preference and priority to any payment of any dividend on Common Stock of the Corporation. No dividend or distribution shall be declared or paid on any shares of Common Stock or other shares of capital stock (other than dividends payable solely in Common Stock of the corporation) in any fiscal year unless (i) a dividend in the amount of at least $1.10 per share of Series A Preferred Stock has been previously declared and paid or set apart during that fiscal year and (ii) in addition, at the time of the declaration of the dividend with respect to the Common Stock or other shares of capital stock, an equivalent dividend or distribution is paid or declared and set aside for payment on the Series A Preferred Stock (on an as-if converted to Common Stock basis). The right to dividends on shares of Series A Preferred Stock shall not be cumulative, and no right shall accrue to the holders of Series A Preferred Stock under this paragraph (i) by reason of the fact that dividends on such shares are not declared in any prior period or (ii), in any event, unless declared by the board of directors of the corporation.
          For the purposes of this Section I, a “distribution” shall mean the transfer of cash or other property without consideration by way of a dividend or otherwise, payable other than in Common Stock, or the purchase or redemption of shares of the corporation (other than repurchases at cost of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to agreements providing for the rights of such repurchase) for cash or property.
          2. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the corporation, either voluntary or involuntary, distributions to the shareholders of the corporation shall be made in the following manner:
               (a) The holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership of such shares, an amount equal to Twenty-Two Dollars ($22) per share for each share of Series A Preferred Stock then held by them, plus an amount equal to 5% per annum, compounded annually, of Twenty-Two Dollars ($22) multiplied by a fraction, the numerator of which is the number of days from the date such share of Series A Preferred Stock was first issued (the Original Issue Date”) through and including the date of such liquidation, dissolution or winding up and the denominator of which is 365. minus an amount equal to all dividends per share on the Series A Preferred Stock paid since the Original Issue Date. If the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed among the holders of the Series A Preferred Stock in proportion to the shares of Series A Preferred Stock then held by them. After payment has been made to the holders of the Series A Preferred Stock of the full amounts as to which they shall be entitled as aforesaid, the holders of the Common Stock and the Series A Preferred Stock (on an as-if converted to Common Stock basis) shall be entitled to receive ratably all of the remaining assets.
               (b) For purposes of this paragraph 2, a merger or consolidation of the corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the corporation shall not be deemed to be a liquidation, dissolution or winding up of the corporation within the meaning of this Section 2.
          3. Voting Rights. Except as otherwise required by law, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of the corporation having general voting power and not separately as a class. Fractional votes by the holders of Series A Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.
          4. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
               (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for the Series A Preferred Stock. Each share of Series A Preferred Stock shall be convertible into fully paid, non-assessable and duly authorized Common Stock. The number of shares of Common Stock issuable with respect to any share of Series A Preferred Stock upon conversion shall be determined by dividing $22.00 by the conversion price in effect on the date of conversion. The conversion price per share shall be $22.00 (the “Conversion Price”), subject to adjustment as provided in subsection (d) below. The corporation shall make no payment or adjustment on account of any dividend accrued and unpaid on the Series A Preferred Stock surrendered for conversion.
               (b) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock and receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Series A Preferred Stock

(or in lieu thereof, shall deliver a declaration under penalty of perjury that the stock certificate(s) has been lost), and shall give written notice to the corporation at such office that such holder elects to convert the same. The corporation shall, as soon as practicable after such delivery, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If surrendered certificates for Series A Preferred Stock are converted only in part, the corporation will issue and deliver to the record holder, or his nominee or nominees, a new certificate(s) representing the aggregate of the unconverted shares of Series A Preferred Stock.
                (c) Fractional Shares. In lieu of any fractional shares to which the holder of Series A Preferred Stock would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock, as determined by the board of directors of the corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.
                (d) Conversion Price Adjustments of Preferred Stock. The Conversion Price for Series A Preferred Stock shall be subject to adjustment as set forth in subsections 4(d)(i) through 4(d)(iv) below:
                    (i) (A) If the corporation shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series A Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price equal to the quotient obtained by dividing the total computed under clause (x) below by the total computed under clause (y) below as follows:

                         (x) an amount equal to the sum of:
                              (1) the aggregate purchase price of the shares of the Series A Preferred Stock (at a purchase price of $22.00 per share), plus;
                              (2) the aggregate consideration, if any, received by the corporation for all Additional Stock issued on or after the date of the first issuance by the corporation of Series A Preferred Stock (the “Purchase Date”);
                         (y) an amount equal to the sum of:
                              (1) the aggregate purchase price of the shares of Series A Preferred Stock divided by the Conversion Price for the Series A Preferred Stock in effect on the Purchase Date (or such higher or lower Conversion Price for such series as results from the application of subsections 4(d)(iii) and (iv)), plus;
                              (2) the number of shares of Additional Stock issued since the Purchase Date (increased or decreased to the extent that the number of such shares of Additional Stock shall have been increased or decreased as the result of the application of subsections 4(d)(iii) and (iv));
provided, however, that the foregoing calculation shall not take into account shares deemed issued pursuant to subsection 4(d)(i)(E) on account of options, rights or convertible or exchangeable securities (or the actual or deemed consideration therefor), except to the extent the consideration to be paid upon such exercise, conversion or exchange per share of underlying Common Stock is less than or equal to the per share consideration for the Additional Stock which has given rise to the Conversion Price adjustment being calculated.
                         (B) No adjustment of the Conversion Price for the Series A Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of

3 years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection (4)(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.
                         (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.
                         (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board of Directors in good faith irrespective of any accounting treatment.
                         (E) In the case of the issuance (whether before, on or after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection (4)(d)(i) and subsection 4(d)(ii):
                              (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.
                              (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).
                              (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.
                              (4) Upon the expiration of any such option or rights, the termination if any such right to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.
                              (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1)

and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).
                    (ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by the corporation after the Purchase Date other than:
                         (A) Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof.
                         (B) Shares of Common Stock issuable or issued to officers, directors, employees, consultants, vendors, or other persons with important business relationships with, the corporation directly or pursuant to a stock option plan, or restricted stock plan, a stock purchase agreement or similar plan or arrangement approved by the Board of Directors of this corporation.
                         (C) Share of Common Stock issuable upon Conversion of the Series A Preferred Stock, or
                         (D) Shares of Common Stock issued as a dividend or distribution on Series A Preferred Stock.
                    (iii) In the event the corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to Common Stock Equivalents, with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).
                    (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock, as the case may be, shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.
               (e) Consent; Notices of Record Date. The corporation shall not without first obtaining the approval of the Series A Preferred Stock, voting as a separate class, take any of the actions listed in (i) through (iv) below. In the event that the corporation shall propose at any time:
                    (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;
                    (ii) to offer for subscription, pro rata or otherwise, to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights to purchase or acquire any shares of stock of the corporation;
                    (iii) to effect any reorganization, reclassification or recapitalization of the capital stock of the corporation; or
                    (iv) to merge or consolidate with or into any other corporation or any other entity, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;
then, in connection with each such event, the corporation shall send to the holders of the Series A Preferred Stock:

                         (A) at least 20 days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto and the amount and character of such dividend, distribution or right) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and
                         (B) in the case of the matters referred to in (iii) and (iv) above, at least 30 days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).
     Each such written notice shall be delivered personally or given by facsimile or first class mail, postage prepaid, addressed to the holders of the Series A Preferred Stock at the address for each such holder as shown on the books of the corporation, and shall be deemed given on the day on which it is personally delivered or sent by facsimile or mail.
               (f) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
               (g) Reissuance of Converted Shares. No shares of Series A Preferred Stock which have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized shares of the corporation.
          5. Covenants. In addition to any other rights provided by law, so long as any of the Series A Preferred Stock shall be outstanding, this corporation shall not, without first obtaining the vote or written consent of the holders of not less than fifty percent (50%) of such outstanding shares of Series A Preferred Stock:
               (a) amend or repeal any provision of, or add any provision to, this corporation’s Articles of Incorporation or bylaws if such action would materially and adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock;
               (b) increase the authorized number of shares of the capital stock of the corporation;
               (c) authorize or issue any additional shares of Common Stock or any class or series of stock (or securities convertible into, or exchangeable for, or exercisable into such stock) having any rights, preferences or privileges superior to or on a parity with any such rights, preferences or privileges of the Series A Preferred Stock; or
               (d) repurchase or redeem any outstanding shares of Common Stock, other than shares held by employees or consultants of the corporation upon termination of their services pursuant to contractual rights of repurchase.
Upon the amendment of this article FOURTH to read as set forth above, each share of Common Stock is split up, divided, and converted into one (1) share of Common Stock and four (4) shares of Series A Preferred Stock.”
     3. The Articles of Incorporation of this corporation are amended to add Article FIFTH as follows:
     “FIFTH: The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.”
     4. The Articles of Incorporation of this corporation are amended to add Article SIXTH as follows:

     “SIXTH: The Corporation is authorized to indemnify the directors and officers of the Corporation to the fullest extent permissible under California law and in excess of that otherwise permitted under Section 317 of the California Corporations Code.”
     5. The foregoing amendment of articles of incorporation has been duly approved by the board of directors.
     6. The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporation Code. The total number of outstanding shares of the corporation is 40,000 shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the Common Stock.
     I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.
Date: October 17, 1996

/s/ Christopher M. McCreary
Christopher M. McCreary
President

/s/ Alan H. Martin
Alan H. Martin
Secretary

State of California

OFFICE OF THE SECRETARY OF STATE

That the annexed transcript has been compared with the record on file in this office, of which it purports to be a copy, and that same is full, true and correct.

SEP 24 1984

THE GREAT SEAL OF THE STATE OF
EUREKA
CALIFORNIA

March Fong Eu

Secretary of State

SEC/STATE FORM CE-107

1257476

ENDORSED
FILED
In the office of the Secretary of State
of the State of California

SEP 24 1984

MARCH FONG EU, Secretary of State

Gloria J. Carroll
Deputy
ARTICLES OF INCORPORATION
OF
CRM, INC.
-oOo-
     FIRST: The name of the corporation is CRM, INC.
     SECOND: The purpose of the corporation is to engage in any lawful act or activity for which the corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
     THIRD: The name and complete address of the corporation’s initial agent for service of process is:
Robert W. Lautz, Jr.
2450 Mission St., Ste. 6
San Marino, CA 91108
     FOURTH: The corporation is authorized to issue only one class of shares. The total number of shares which the corporation is authorized to issue is 100,000.
     For the purpose of forming the corporation under the laws of the State of California, the undersigned incorporator has executed these Articles of Incorporation.

/s/ Robert W. Lautz, Jr.
ROBERT W. LAUTZ, JR.

     Robert Lautz, Jr. declares that he is the person who executed the foregoing Articles of Incorporation and that said instrument is his act and deed.

/s/ Robert W. Lautz, Jr.
ROBERT W. LAUTZ, JR.